Exhibit 99.1

Tailwind Financial Inc.

Announces Separate Trading of Common Stock and Warrants

May 15, 2007 – Tailwind Financial Inc. (AMEX: TNF.U) (the “Company”) announced today that, commencing on May 16, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in such units.  Those units not separated will continue to trade on the American Stock Exchange under the symbol TNF.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols TNF and TNF.WS, respectively.

Tailwind Financial Inc. is a blank check company recently formed for the purpose of acquiring, or acquiring control of, one or more financial services businesses.

The Company is led by its CEO and President, Andrew A. McKay and its Chairman, Gordon A. McMillan.

Serving on the Company’s Board of Directors are Mr. Philip Armstrong, President and Chief Executive Officer and a Director of Jovian Capital Corporation; Mr. Robert C. Hain, Chairman of City Financial Investment Company Limited; Mr. Stephen T. Moore, Managing Director and the Chief Compliance Officer for Newhaven Asset Management, Inc.; and Mr. Robert Penteliuk, a principal of Genuity Capital Markets.

The lead underwriter for the initial public offering of the units was Deutsche Bank Securities Inc.

All questions and inquiries for further information should be directed to Andrew A. McKay, CEO and President of the Company.  He can be reached via telephone at 416-601-2422.